UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 7, 2006

Date of Report (date of earliest event reported)

FOXHOLLOW TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-50998	94-3252085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

740 Bay Road

Redwood City, California 94063-2469

(Address of principal executive offices)

(650) 421-8400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Modifying and Extending the Terms of the Lease for Current Principal Offices

On November 7, 2006, we fully executed a new real estate operating lease with Slough Redwood City, LLC with respect to our current office and research and development facilities located at 900 Chesapeake Drive, Redwood City, California consisting of approximately 45,794 square feet (the “Chesapeake Lease”) that is dated effective as of November 3, 2006. The term of the Chesapeake Lease is ten years commencing on March 1, 2007 and we have the option to extend the Chesapeake Lease for two five-year periods. The rental rates applicable during the initial term and each of the option periods are as outlined in the Chesapeake Lease, a copy of which is attached hereto as Exhibit 10.23 and is incorporated herein by reference.

Assignment of Facility Lease for Unused Space

Concurrently with the Chesapeake Lease, we entered into an assignment of one of our real estate operating leases (the “Stierlin Assignment”), that is dated effective as of October 19, 2006, with Google, Inc. (“Assignee”) in connection with vacant office and research and development facilities that were leased by us at 2081 Stierlin Court, Mountain View, California pursuant to a lease dated November 1, 2005 (the “Stierlin Lease”). Pursuant to the Stierlin Assignment, we have assigned our interest as tenant under the Stierlin Lease to Assignee, agreed to pay Assignee an accommodation fee in the amount of $1,500,000 as an inducement for Assignee to enter into the Stierlin Assignment, and the landlord has agreed to release us from our obligations as tenant under the Stierlin Lease once Assignee has delivered a replacement security deposit. A copy of the Stierlin Assignment is attached hereto as Exhibit 10.24 and is incorporated herein by reference.

The above descriptions of the Chesapeake Lease and the Stierlin Assignment do not purport to be complete statements of the rights and obligations of the parties under these agreements and the transactions contemplated thereby. The above descriptions are qualified in their entirety by reference to the Chesapeake Lease and Stierlin Assignment.

Item 5.02. Appointment of New Directors.

On November 8, 2006, we increased the authorized size of our board of directors from five to seven members, and appointed Richard N. Kender and Michael H. Hunt to our board of directors to fill these new positions. Mr. Hunt will serve as a Class I director on the board and will stand for re-election at the 2008 annual meeting of stockholders. Mr. Kender will serve as a Class II director on the board and will stand for re-election at the 2009 annual meeting of stockholders.

Mr. Kender has worked for Merck & Co., Inc. since 1978, holding several positions, including most recently as its Vice President, Business Development and Corporate Licensing since 2000. From 1996 to 2000, Mr. Kender was Merck’s Vice President, Corporate Development. Mr. Kender is a member of Merck’s Financial Executive Committee and its Capital Ventures Investment Committee. Mr. Kender holds a B.S. in Accounting from Villanova and an M.B.A. from Fairleigh Dickinson University.

Mr. Hunt has been affiliated with Life Science Advisors since May 1997, a strategic consulting firm in the biotech sector, where he became a principal in January 1999. Mr. Hunt served as an executive with Eli Lilly for more than 22 years, retiring in May 1997. He held numerous positions at Eli Lilly in domestic and international pharmaceutical marketing, business development and strategic planning, and served as the Vice President of Finance and Treasurer from 1985 to 1993. Mr. Hunt serves as a director on the board of Impact Rx, a privately held pharmaceutical market research company. He holds a B.A. from Carleton College and a Ph.D. in Business Economics from Harvard University.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.23	Lease Agreement, dated effective as of November 3, 2006, between FoxHollow Technologies, Inc. and Slough Redwood City, LLC.

10.24	Assignment and Assumption Agreement, dated effective as of October 19, 2006, between FoxHollow Technologies, Inc. and Google, Inc. and Consent of Landlord by Britannia Hacienda VIII LLC dated effective as of November 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXHOLLOW TECHNOLOGIES, INC.

Date: November 14, 2006	By:	/s/ Matthew B. Ferguson
Matthew B. Ferguson
Chief Financial Officer